Exhibit 10.18






                                    RESTATED
                    WORKING CAPITAL LINE OF CREDIT AGREEMENT


                                     among

                         D.R. HORTON, INC., as Borrower



                                      and

                         BARNETT BANK, N.A., as Lender




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                                    RESTATED
                    WORKING CAPITAL LINE OF CREDIT AGREEMENT


    THIS RESTATED WORKING CAPITAL LINE OF CREDIT AGREEMENT dated as of the 15th day of July, 1997, by and between D. R. HORTON, INC., a Delaware corporation, whose address is 1901 Ascension Boulevard, Suite 100, Arlington, Texas 76006, and BARNETT BANK, N.A., a national banking association, whose address is P.O. Box 678267, Orlando, Florida 32867-8267, Attention: Closing Department Manager restates that certain Working Capital Line of Credit Agreement dated March 1, 1997, between the Borrower and the Lender.


                                 R E C I T A L S


    A. The Borrower has requested the Lender to lend to the Borrower up to the sum of TWENTY FIVE MILLION DOLLARS ($25,000,000.00) under a revolving line of credit; and

    B. The Lender is willing to make such loan upon the terms and conditions set forth in the Loan Documents (as that term is hereinafter defined).

    NOW, THEREFORE, in consideration of the mutual promises, conditions, represen tations and warranties hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, the parties covenant and agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

    In addition to the terms as may be defined throughout this Agreement, or in any Loan Document, the following terms shall be defined for use throughout this Agreement as follows:

    Section 1.1. Acquisition.

    Whether by purchase, lease, exchange, issuance of stock or other equity or debt securities, merger, reorganization or any other method, (a) any acquisition by the Borrower or any of its Restricted Subsidiaries of Inventory, (b) any acquisition by the Borrower or any of its Restricted Subsidiaries of any other Person, which Person shall then become a Subsidiary of the Borrower or any such Restricted Subsidiary or (c) any acquisition by the Borrower or any of its Restricted Subsidiaries of all or any substantial part of the assets of any other Person.






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    Section 1.2. Acquisition Carve Out Notice.

    The written notice by the Borrower delivered to the Lender not later than the end of the fiscal quarter following the fiscal quarter in which an Acquisition is consummated notifying such Persons of the election by the Borrower to initiate a Financial Covenant Carve Out as a result of such Acquisition. Contemporaneously with the delivery of an Acquisition Carve Out Notice, the Borrower shall deliver to the Lender a plan of action reflecting that the Borrower will be in compliance with the covenants set forth in Sections 6.9(1), 6.10(1), 6.10(2) and 6.10(3) hereof on or prior to the last day of the applicable Financial Covenant Carve Out and failure to deliver such plan of action shall render such Acquisition Carve Out Notice ineffective.

    Section 1.3. Acquisition Cost.

    1.3(1) Developed Lots. If the subject is a Developed Lot(s), costs shall include the purchase price plus the amount paid for any impact fees paid by the Borrower and its Restricted Subsidiaries with respect to such Developed Lot(s). If the Developed Lot(s) was developed by the Borrower or its Restricted Subsidiaries, costs shall also include land costs, site development and soft costs (engineering, interest, etc.) paid by Borrower and its Restricted Subsidiaries, associated with the development of such lots.

    1.3(2)  Lots  Under  Development.   Costs  in  connection  with  Lots  Under
Development shall include land costs, site development and soft costs (engineering, interest, etc.) paid by Borrower and its Restricted Subsidiaries, associated with the development of such lots.

    Administrative Costs shall be excluded from Acquisition Costs of both Developed Lots or Lots Under Development.

    Section 1.4. Acquisition Suspension Period.

    An Acquisition Suspension Period shall occur upon delivery by the Borrower to the Lender of an Acquisition Carve Out Notice and shall continue until the earlier to occur of (a) the last day of the third fiscal quarter immediately following the fiscal quarter in which the Acquisition giving rise to such Acquisition Carve Out Notice was consummated, or (b) the last day of the Borrower's fiscal quarter in which the Leverage Ratio (determined in accordance with Section 6.9(1) hereof) exceeds 2.6 to 1.0. Notwithstanding the foregoing, the maximum Leverage Ratio as of the last day of each fiscal quarter during an Acquisition Suspension Period shall be 2.6 to 1.0, and failure to comply with such Leverage Ratio shall be an Event of Default.

    Section 1.5. Adjusted LIBOR Rate.

    The interest rate established on the Interest Rate Adjustment Date for any Interest Period.




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    Section 1.6. Administrative Costs.

    Costs and expenses incurred by the Borrower or its Restricted Subsidiaries in connection with (a) the marketing and selling of Inventory which is part of the Loan Inventory and (b) the administration, management and operation of the Borrower's and its Restricted Subsidiaries' businesses (excluding, without limitation, Interest Expense and fees payable hereunder).

    Section 1.7. Advance or Advances.

    Amounts advanced by the Lender to the Borrower pursuant to this Agreement.

    Section 1.8. Agreement.

    This Restated Working Capital Line of Credit Agreement.

    Section 1.9. Agreement Date.

    The date as of which the Borrower and the Lender execute this Agreement.

    Section 1.10. Applicable Law.

    In respect of any Person, all provisions of constitutions, statutes, rules, regulations, and orders of governmental bodies or regulatory agencies applicable to such Persons including, without limitation, all orders and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it is bound.

    Section 1.11. Applicable Margin.

    The interest rate margins set forth on Exhibit E attached hereto applicable to the Note Rate determined based upon the Leverage Ratio for the fiscal quarter end being tested or the most recently completed fiscal quarter for which financial statements have been delivered or the Borrower's S&P/Moody's Rating, as applicable. The Applicable Margin shall be adjusted on the Interest Rate Adjustment Date. At all times during an Event of Default hereunder, the Applicable Margin shall be the Applicable Margin set forth at Level VI of Exhibit E. In the event that the Borrower qualifies for more than one level of pricing, the Applicable Margin shall be based upon the lowest level (with Level I being the lowest level) for which the Borrower is qualified. The Applicable Margin from the Agreement Date until the first adjustment date as provided above will be based upon the Leverage Ratio for the most recently completed fiscal quarter of the Borrower prior to the Agreement Date.

    Section 1.12. Authorized Signatory.

    With respect to the Borrower, such personnel of the Borrower as set forth in an incumbency certificate of the Borrower delivered to the Lender on the Agreement Date (or any duly executed incumbency certificate delivered after the Agreement Date) and certified therein as being duly authorized by the Borrower to execute documents, agreements, and instruments on behalf of the Borrower.

    Section 1.13. Bank Group Line.

    The credit accommodations described in and evidenced by that certain Master Loan and Inter-Creditor Agreement among D. R. Horton, Inc., as "Borrower", NationsBank, N.A., Bank of America National Trust and Savings Association; Fleet National Bank, Bank United, Comerica Bank, The First National Bank of Chicago, Credit Lyonnais New York Branch, PNC Bank, National Association, AmSouth Bank of Alabama, Bank One, Arizona, NA, Societe Generale, Southwest Agency, First American Bank Texas, SSB, Harris Trust and Savings Bank and Sanwa Bank California, as "Banks"; and Bank United, Comerica Bank, Credit Lyonnais New York Branch, The First National Bank of Chicago, and PNC Bank, National Association, as "Co-Agents"; and Fleet National Bank, as "Documentation Agent; and Bank of America National Trust and Savings Association, as "Syndication Agent"; and NationsBank, N.A., as "Administrative Agent dated as of June 12, 1997.

    Section 1.14. Borrower.

    D.R. HORTON, INC., a Delaware corporation

    Section 1.15. Borrowing Base Report.

    Consists of the Summary Borrowing Base Report and Detailed Borrowing Base Report which reflect inventory that the Borrower desires to have designated as Loan Inventory.

    Section 1.16. Business Banking Day.

    Each day other than a Saturday, a Sunday or any holiday on which commercial banks in Jacksonville, Florida are closed for business.

    Section 1.17. Change of Control.

    Either (i) any sale, lease or other transfer (in one transaction or a series of transactions) of all or substantially all of the consolidated assets of the Borrower and its Restricted Subsidiaries to any Person (other than a Restricted Subsidiary of the Borrower), provided that a transaction where the holders of all classes of Common Equity of the Borrower immediately prior to such transaction own, directly or indirectly, 50% or more of all classes of Common Equity of such Person immediately after such transaction shall not be a Change of Control; (ii) a "person" or "group" within the meaning of Section 13(d) of the Exchange Act (other than the Borrower or Donald R. Horton, his wife, children or grandchildren, or Terrill J. Horton, or any trust or other entity formed or controlled by Donald R. Horton, his wife, children or grandchildren, or Terrill J. Horton)) becomes the "beneficial owner" (as defined in Rule 13d-8 under the Exchange Act) of Common Equity of the Borrower representing more than 50% of the voting power of the Common Equity of the Borrower; (iii) Continuing Directors cease to constitute at least a majority of the Board of Directors of the Borrower; or (iv) the stockholders of the Borrower approve any plan or proposal for the liquidation or dissolution of the Borrower, provided that a liquidation or dissolution of the Borrower which is part of a transaction that does not constitute a Change of Control under the proviso contained in clause
(i) above shall not constitute a Change of Control.

    Section 1.18. Closing Date.

    The date contained in the first paragraph of this Agreement.

    Section 1.19. Closed Sales.

    For any calculation period, sales of Developed Lots containing Dwellings which have been closed by the Borrower and all Restricted Subsidiaries. Closed Sales shall include Developed Lots containing Dwellings owned by any Person which became a Restricted Subsidiary after February 14, 1997 for which sales have closed during the applicable calculation period. Closed Sales shall include closings attributable to acquisitions by the Borrower and/or by its Restricted Subsidiaries or when substantially all assets owned by any Person were acquired by the Borrower and/or Restricted Subsidiaries after February 14, 1997.

    Section 1.20. Code.

    The Internal Revenue Code of 1986, as amended.

    Section 1.21. Common Equity.

    With respect to any Person, capital stock of such Person that is generally entitled to (i) vote in the election of directors of such Person, or (ii) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such Person.

    Section 1.22. Construction Costs.

    All costs accepted by the Lender actually incurred by the Borrower or its Restricted Subsidiaries with respect to the construction of a Dwelling as of the date of determination by the Lender, which shall include direct costs associated with a given Dwelling's construction (including Lot) plus indirect costs such as real estate taxes and interest costs allocated to the Dwelling during the construction phase. Direct cost is defined as costs for which a "hard" charge has been allocated (to the Dwelling being constructed) without consideration for any allocable soft costs (promotional materials, sales effort costs, overhead, supervision, etc.). Excluded from Construction Costs are (a) projected costs and costs for materials or labor not yet delivered to, provided to or incorporated into such Dwelling and (b) Administrative Costs.

    Section 1.23. Continuing Director.

    A director who either was a member of the board of directors of the Borrower on the Agreement Date or who became a director of the Borrower subsequent to such date and whose election, or nomination for election by the Borrower's stockholders, was duly approved by a majority of the Continuing Directors on the board of directors of the Borrower at the time of such approval, either by a specific vote or by approval of the proxy statement issued by the Borrower on behalf of the entire board of directors of the Borrower in which such individual is named as nominee for a director.

    Section 1.24. Default.

    Any of the events specified in Article VII hereof, provided that any requirement for notice or lapse of time, or both, has been satisfied.

    Section 1.25. Default Rate.

    The Default Rate as defined in the Note.

    Section 1.26. Detailed Borrowing Base Report.

    A unit-by-unit inventory summary of the Loan Inventory in form acceptable to Lender and certified as true and correct by an Executive Officer of the Borrower containing, at a minimum, the cost funded to date for each Dwelling Lot, each Development Lot and each Lot Under Development including, but not limited to those elements of cost set forth in Sections 1.1, 1.6 and 1.22 hereof.






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    Section 1.27. Developed Lots.

    Subdivision lots owned by the Borrower or its Restricted Subsidiaries , subject to a recorded plat, which the Borrower has designated and Lender has accepted to be included and are included as "Developed Lots" in the calculation of the Loan Funding Availability (exclusive of any Dwelling Lot). An individual Developed Lot is sometimes referred to herein as a "Developed Lot."

    Section 1.28. Dwelling.

    A house which the Borrower or any Restricted Subsidiary has constructed or is constructing on a Developed Lot which has been designated as a Dwelling Lot.

    Section 1.29. Dwelling Lots.

    Lots with Dwellings which the Borrower or any Restricted Subsidiary has designated and Lender has accepted to be included and are included as "Dwelling Lots" in the calculation of the Loan Funding Availability. The term "Dwelling Lot" includes the Dwelling located thereon. An individual Dwelling Lot is sometimes referred to herein as a "Dwelling Lot."

    Section 1.30. EBITDA.

    With respect to the Borrower and all Restricted Subsidiaries, earnings for the preceding twelve (12) months (including, without limitation, dividends from Unrestricted Subsidiaries including, without limitation, net income (or loss) of any Person that accrued prior to the date that such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with the Borrower or any of its Restricted Subsidiaries) before interest incurred, state and federal income taxes paid, franchise taxes paid and depreciation and amortization, all in accordance with GAAP.

    Section 1.31. ERISA.

    The Employee Retirement Income Security Act of 1974, as in effect on the Agreement Date and as such Act may be amended thereafter from time to time.

    Section 1.32. ERISA Affiliate.

    (a) Any corporation which is a member of the same controlled group of corporations (within the meaning of Code Section 414(b)) as is the Borrower, (b) any other trade or business (whether or not incorporated) under common control (within the meaning of Code Section 414(c)) with the Borrower, (c) any other corporation, partnership or other organization which is a member of an affiliated service group (within the meaning of Code Section 414(m)) with the




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Borrower,  or (d) any other entity  required to be aggregated  with the Borrower pursuant to regulations under Code Section 414(o).

    Section 1.33. Event of Default.

    Any event specified in Article VI hereof and any other event which with any passage of time or giving of notice (or both) would constitute such event a Default.

    Section 1.34. Exchange Act.

    The Securities Exchange Act of 1934, as amended.

    Section 1.35. Executive Officer.

    The President, any Executive Vice President, Vice President, Assistant Vice President, Secretary, Assistant Secretary or Treasurer of the Borrower.

    Section 1.36. Financial Covenant Carve Out.

    The Borrower's compliance with either Sections 6.9(1), 6.10(1), 6.10(2) and 6.10(3) hereof during any Acquisition Suspension Period or with Section 6.9(1) hereof during any Operational Suspension Period shall be suspended; provided, however, that there shall be no more than one Financial Covenant Carve Out in any period of twelve (12) consecutive calendar months beginning with the month in which the Financial Covenant Carve Out was elected, and provided, further, however, that no Financial Covenant Carve Out shall commence unless the Borrower was in compliance with all covenants for not less than one full fiscal quarter immediately preceding any such Financial Covenant Carve Out Notice.

    Section 1.37. Fixed Charges.

    The aggregate consolidated interest incurred of the Borrower and its Restricted Subsidiaries for the most recently completed four (4) fiscal quarters for which results have been reported to Lender.

    Section 1.38. Force Majeure.

    An occurrence outside the control of the Borrower which cannot be avoided by the exercise of due care by the Borrower which delays performance by the Borrower in the nature of and including but not limited to strikes, lockouts, unavailability of materials, power failure, riots, war or destructive natural causes. The phrase "subject to Force Majeure" as used herein shall mean that the time period for the Borrower's performance shall be extended by a length of time equivalent to the period during which the occurrence constituting Force Majeure shall exist. Notwithstanding the foregoing, in no event shall the Borrower's obligations to make payments under the Note be delayed or extended.

    Section 1.39. Funding Period.

    A period commencing on the day immediately following the date that the Loan Funding Availability is established pursuant to Section 5.1(c) hereof by the Lender and ending on the date that the Loan Funding Availability next is established pursuant to Section 5.1(c) hereof by the Lender.

    Section 1.40. GAAP.

    As in effect as of the Agreement Date, generally accepted accounting principles consistently applied.

    Section 1.41. Governmental Authority.

    Any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

    Section 1.42. Guaranty or Guaranteed.

    As applied to an obligation (each a "primary obligation"), shall mean and include (a) any guaranty, direct or indirect, in any manner, of any part or all of such primary obligation, and (b) any agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of any part or all of such primary obligation, including, without limiting the foregoing, and any obligation of such Person (the Primary obligor"), whether or not contingent, (i) to purchase any such primary obligation or any property or asset constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or-payment of such primary obligation or (2) to maintain working capital, equity capital or the net worth, cash flow, solvency or other balance sheet or income statement condition of any other Person, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner or holder of any primary obligation of the ability of the primary obligor with respect to such primary obligation to make payment thereof or (iv) otherwise to assure or hold harmless the owner or holder of such primary obligation against loss in respect thereof.

    Section 1.43. Guarantors.

         DRH CONSTRUCTION, INC., a Delaware corporation
         DRH NEW MEXICO CONSTRUCTION, INC., a Delaware corporation




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         DRHI, INC., a Delaware corporation
         D.R. HORTON, INC. - ALBUQUERQUE, a Delaware corporation
         D.R. HORTON, INC. - MINNESOTA, a Delaware corporation
         D.R.  HORTON   LOS  ANGELES  HOLDING  COMPANY,   INC.,    a  California
           corporation
         D.R.  HORTON   LOS  ANGELES  MANAGEMENT  COMPANY,  INC.,  a  California
           corporation
         D.R. HORTON LOS ANGELES NO. 9, INC., a California corporation
         D.R. HORTON LOS ANGELES NO. 10, INC., a California corporation
         D.R. HORTON LOS ANGELES NO. 11, INC., a California corporation
         D.R. HORTON LOS ANGELES NO. 12, INC., a California corporation
         D.R. HORTON LOS ANGELES NO. 13, INC., a California corporation
         D.R. HORTON LOS ANGELES NO. 14, INC., a California corporation
         D.R. HORTON LOS ANGELES NO. 16, INC., a California corporation
         D.R. HORTON LOS ANGELES NO. 17, INC., a California corporation
         D.R. HORTON MANAGEMENT COMPANY, LTD., a Texas limited partnership
         D.R. HORTON - ROYALTY, LTD., a Texas limited partnership
         D.R. HORTON, INC. - BIRMINGHAM, an Alabama corporation
         D.R. HORTON, INC. - GREENSBORO, a Delaware corporation
         D.R. HORTON SAN DIEGO HOLDING COMPANY, INC., a California corporation
         D.R.  HORTON   SAN  DIEGO   MANAGEMENT  COMPANY,  INC.,   a  California
           corporation
         D.R. HORTON SAN DIEGO NO. 9, INC., a California corporation
         D.R. HORTON SAN DIEGO NO. 10, INC., a California corporation
         D.R. HORTON SAN DIEGO NO. 11, INC., a California corporation
         D.R. HORTON SAN DIEGO NO. 12, INC., a California corporation
         D.R. HORTON SAN DIEGO NO. 13, INC., a California corporation
         D.R. HORTON SAN DIEGO NO. 14, INC., a California corporation
         D.R. HORTON SAN DIEGO NO. 15, INC., a California corporation
         D.R. HORTON SAN DIEGO NO. 16, INC., a California corporation
         D.R. HORTON SAN DIEGO NO. 17, INC., a California corporation
         D.R. HORTON SAN DIEGO NO. 18, INC., a California corporation
         D.R. HORTON SAN DIEGO NO. 19, INC., a California corporation
         D.R. HORTON SAN DIEGO NO. 20, INC., a California corporation
         D.R. HORTON SAN DIEGO NO. 21, INC., a California corporation
         D.R. HORTON - TEXAS, LTD., a Texas limited partnership, by D.R. Horton,
           Inc., its authorized agent
         D.R. HORTON, INC. - NEW JERSEY, a Delaware corporation
         D.R. HORTON, INC. - DENVER, a Delaware corporation
         D.R. HORTON DENVER MANAGEMENT COMPANY, INC., a Colorado corporation D.R. HORTON DENVER NO. 10, INC., a Colorado corporation
         D.R. HORTON DENVER NO. 11, INC., a Colorado corporation




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         D.R. HORTON DENVER NO. 12, INC., a Colorado corporation
         D.R. HORTON DENVER NO. 13, INC., a Colorado corporation
         D.R. HORTON DENVER NO. 14, INC., a Colorado corporation
         D.R. HORTON DENVER NO. 15, INC., a Colorado corporation
         D.R. HORTON DENVER NO. 16, INC., a Colorado corporation
         D.R. HORTON DENVER NO. 17, INC., a Colorado corporation
         D.R. HORTON DENVER NO. 18, INC., a Colorado corporation
         MEADOWS I, LTD., a Delaware corporation
         MEADOWS II, LTD., a Delaware corporation
         MEADOWS III, LTD., a Delaware corporation
         MEADOWS IX, INC., a New Jersey corporation
         MEADOWS X, INC., a New Jersey corporation
         SGS COMMUNITIES AT GRANDE QUAY, L.L.C., a New Jersey limited liability company, by Meadows IX and Meadows X, New Jersey corporations, as members
         D.R. HORTON, INC. - TORREY, a Delaware corporation
         S.G. TORREY ATLANTA, LTD., a Georgia corporation

    Together with each additional Restricted Subsidiary of Borrower as may from time to time deliver a Guaranty of the Loan which Guaranty is accepted by Lender.

    Section 1.44. Indebtedness.

    With respect to any specified Person, (a) all items, except items of (i) shareholders' and partners' equity, (ii) capital stock, (iii) surplus, (iv) general contingency or deferred tax reserves, (v) liabilities for deposits and
(vi) deferred income, which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person, (b) all direct or indirect obligations secured by any Lien to which any property or asset owned by such Person is subject, whether or not the obligation secured thereby shall have been assumed, and (c) all reimbursement obligations with respect to outstanding letters of credit.

    Section 1.45. Indebtedness for Money Borrowed.

    With respect to any specified Person, all money borrowed by such Person and Indebtedness represented by notes payable by such Person and drafts accepted representing extensions of credit to such Person, all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments, all Indebtedness of such Person upon which interest charges are customarily paid, and all Indebtedness of such Person issued or assumed as full or partial payment for property or services, whether or not any such notes, drafts, obligations, or Indebtedness represent Indebtedness for money borrowed. For purposes of this definition, interest which is accrued but not paid on the original due date or within any applicable cure or grace period as provided by the underlying contract for such interest shall be deemed Indebtedness for Money Borrowed.

    Section 1.46. Interest Expense.

    In respect of any period, an amount equal to the sum of the interest incurred during such period based on a stated interest rate with respect to Indebtedness for Money Borrowed of the Borrower and its Restricted Subsidiaries on a consolidated basis.

    Section 1.47. Interest Period.

    Each period commencing on each Interest Rate Adjustment Date and ending on the next Interest Rate Adjustment Date.

    Section 1.48. Interest Rate Adjustment Date.

    The 1st day of January, April, July and October of each year commencing July 1, 1997.

    Section 1.49. Inventory.

    All real and personal property, improvements and fixtures owned by the Borrower or the Restricted Subsidiaries, including but not limited to all Land Parcels, Lots Under Development, Developed Lots and Dwelling Lots.

    Section 1.50. Land Parcels.

    Parcels of land owned by the Borrower or any of its Restricted Subsidiaries which are, as of the date of determination, not scheduled for commencement of development into Developed Lots during the twelve (12) calendar months immediately following such date of determination and which the Borrower has designated as "Land Parcels." An individual Land Parcel is sometimes referred to as a "Land Parcel."

    Section 1.51. Lender.

    Barnett Bank, N.A.

    Section 1.52. Letters of Credit.

    Letters of credit issued for the account of the Borrower to support obligations of the Borrower or any of its Affiliates, including but not limited to earnest money payments under option contracts, project completion performance or project maintenance (but not credit enhancement). An individual Letter of Credit is sometimes referred to as a "Letter of Credit".

    Section 1.53. Leverage Ratio.

    As of the last day of each fiscal quarter of the Borrower, the ratio of (a) the Net Total Liabilities of the Borrower and its Restricted Subsidiaries on a consolidated basis on such date to (b) Tangible Net Worth of the Borrower and its Restricted Subsidiaries on a consolidated basis for the fiscal quarter end being tested.

    Section 1.54. LIBOR Rate.

    The offered rate for deposits in United States dollars in the London Interbank market for a three month period which appears on the Reuters Screen LIBO Page as of 11:00 a.m. (London time) on the day that is two London Banking Days (as defined herein) preceding the first Business Banking Day (as defined herein) of the Interest Period. If at least two such offered rates appear on the Reuters Screen LIBO Page, the rate will be the arithmetic mean of such offered rates. The Lender may, in its discretion, use any other publicly available index or reference rate showing rates offered for United States dollar deposits in the London Interbank market as of the applicable date. In addition, the Lender may, in its discretion, use rate quotation for a ninety (90) day period in lieu of a quotation for a three (3) month period.

    Section 1.55. Lien.

    With respect to any property, any mortgage, lien, pledge, assignment, charge, security interest, title retention agreement, levy, execution, seizure, attachment, garnishment, or other encumbrance of any kind in the nature of any of the foregoing in respect of such property, whether or not choate, vested, or perfected.

    Section 1.56. Loan Amount.

    TWENTY FIVE MILLION DOLLARS ($25,000,000.00).

    Section 1.57. Loan Documents.

    This Agreement, the Note and any and all other documents evidencing the Note as the same may be amended, substituted, replaced, extended or renewed from time to time.

    Section 1.58. Loan Funding Availability.

    The amount of Unsecured Indebtedness and unreimbursed draws under Letters of Credit which the Borrower may incur as established pursuant to Section 5.1 hereof, at any applicable time, by the Lender based on the Loan Inventory.

    Section 1.59. Loan Inventory.

    Shall consist of Lots Under Development, Developed Lots, and Dwelling Lots which are not encumbered by a Lien or Liens (other than any Permitted Encumbrance) and which have been designated as Loan Inventory to be utilized for the purpose of calculating Funding Availability under this Agreement.

    Section 1.60.  Loan.

    Collectively, amounts advanced by the Lender to the Borrower under the Loan Documents evidenced by the Note.

    Section 1.61.   London Banking Day.

    Each day other than a Saturday, a Sunday or any holiday on which commercial banks in London, England are closed for business.

    Section 1.62.  Lots Under Development.

    Land Parcels which are, as of the date of determination, being developed into Developed Lots or which are scheduled for the commencement of development into Developed Lots within twelve (12) calendar months after the date of determination, and which the Borrower has designated and the Lender has accepted to be included and are included as "Lots Under Development" in the calculation of the Funding Availability. An individual Lot Under Development is sometimes referred to as a "Lot Under Development."

    Section 1.63.  Maturity Date.

    The date when the Loan is due and payable as defined in the Note.

    Section 1.64.  Models.

    A Dwelling Lot containing a dwelling unit which is designated by the Borrower as a model unit for use in marketing and promoting the sale of Dwelling Lots.

    Section 1.65.  Moody's Rating.

    At any time, with respect to any Person, the rating in effect at such time assigned by Moody's Investors Service, Inc. for the long term senior unsecured debt of such Person.

    Section 1.66. Net Total Liabilities.

    At  any  time,  Total   Liabilities  of  the  Borrower  and  its  Restricted
Subsidiaries less cash and cash equivalents of the Borrower and its Restricted Subsidiaries.

    Section 1.67. Note.

    Consolidated Promissory Note in the principal amount of TWENTY FIVE MILLION DOLLARS ($25,000,000.00) of even date herewith.

    Section 1.68. Note Rate.

    The LIBOR Rate plus the Applicable Margin.

    Section 1.69. Obligations.

    (a) All payment and performance obligations of the Borrower and all other obligors to the Lender under the Loan Documents, as they may be amended from time to time, or as a result of making the Loan, and (b) the obligation to pay an amount equal to the amount of any and all damages which the Borrower is obligated to pay pursuant to the Loan Documents to, or on behalf of, the Lender, which they may suffer by reason of a breach by any of the Borrower or any other obligor of any obligation, covenant, or undertaking with respect to this Agreement or any other Loan Document.

    Section 1.70. Operational Carve Out Notice.

    The written notice by the Borrower delivered to the Lender within sixty (60) days from the end of the fiscal quarter for which this election is made notifying such Persons of the election by the Borrower to initiate a Financial Covenant Carve Out as a result of normal operational performance.
Contemporaneously with the delivery of an Operational Carve Out Notice, the Borrower shall provide to the Lender a plan of action reflecting that the Borrower will be in compliance with Section 6.9(1) hereof on or prior to the last day of the applicable Financial Covenant Carve Out, and the failure to deliver such plan of action shall render such Operational Carve Out Notice ineffective.

    Section 1.71. Operational Suspension Period.

    An Operational Suspension Period shall occur upon delivery by the Borrower to the Lender of an Operational Carve Out Notice and shall continue until the earlier to occur of (a) the last day of the second fiscal quarter immediately following the fiscal quarter for which such Operational Carve Out Notice was delivered, or (b) the last day of the Borrower's fiscal quarter on which the Leverage Ratio is to be determined in accordance with Section 6.9(1) hereof, if on such date the Leverage Ratio (determined in accordance with Section 6.9(1) hereof exceeds 2.5 to 1.0. Notwithstanding the foregoing, the maximum Leverage Ratio for the Borrower during an Operational Suspension Period shall be 2.5. to
1.0 at the end of each fiscal quarter of the Borrower, and failure to comply with such Leverage Ratio shall be an Event of Default.

    Section 1.72. Permitted Encumbrances.

    Liens, encumbrances, easements and other matters which (a) are in favor of Lender to secure the subject facility, (b) are on real estate for real estate taxes not yet delinquent, (c) are for taxes, assessments, judgments, governmental charges or levies or claims the non-payment of which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been set aside on the Borrower's books (but only so long as no foreclosure, distraint sale or similar proceedings have been commenced with respect thereto and remain unstayed for a period for thirty (30) days after their commencement), (d) are in favor of carriers, warehousemen, mechanics, laborers and materialmen incurred in the ordinary course of business for sums not yet past due or being diligently contested in good faith (if adequate reserves are being maintained by the Borrower with respect thereto), (e) are incurred in the ordinary course of business in connection with worker's compensation and unemployment insurance, or (f) are easements, rights-of-way, restrictions or similar encumbrances on the use of real property which does not interfere with the ordinary conduct of business of the Borrower or materially detract from the value of such real property.

    Section 1.73. Person.

    An individual, corporation, partnership, limited liability company, trust, or unincorporated organization, or a government or any agency or political subdivision thereof.

    Section 1.74. Plan.

    An employee benefit plan within the meaning of Section 3(3) of ERISA maintained by or contributed to by the Borrower or any ERISA Affiliate.

    Section 1.75. Reconciliation Date.

    Two (2) Business Days after the Borrower's receipt of notice from the Lender pursuant to Section 5.1(4) hereof that the outstanding principal balance of the Unsecured Indebtedness plus unreimbursed draws under Letters of Credit issued for the account of Borrower exceeds the Loan Funding Availability.

    Section 1.76. Reportable Event.

    Shall have the meaning set forth in Section 4043(b) of ERISA.

    Section 1.77. Request for Advance.

    Any certificate signed by an Authorized Signatory of the Borrower requesting an Advance hereunder which will increase the aggregate amount of the Loan outstanding, which certificate shall be denominated a "Request for Advance," and shall be in substantially the form of Exhibit A attached hereto. Each Request for Advance shall, among other things, (a) specify the date of the Advance, which shall be a Business Day, (b) specify the amount of the Advance, (c) state that there shall not exist, on the date of the requested Advance and after giving effect thereto, a Default or an Event of Default, and (d) state that all conditions precedent to the making of the Advance have been satisfied.

    Section 1.78. Restricted Subsidiaries.

    Any Subsidiary of the Borrower which has been designated as a Restricted Subsidiary by the Borrower and from which the Lender is to receive a Subsidiary Guaranty, including, without limitation, the Guarantors.

    Section 1.79. Speculative Lot.

    Any Dwelling Lots having a fully or partially constructed dwelling unit thereon which Dwelling Lot is not subject to a bona fide contract for the sale of such Dwelling Lot to a third party, excluding Developed Lots containing Dwellings used as Models.

    Section 1.80. S&P Rating.

    At any time, with respect to any Person, the rating in effect at such time assigned by Standard and Poor's Ratings Group, a division of McGraw Hill, Inc., for the long term senior unsecured debt of such Person.

    Section 1.81. S&P/Moody's Rating.

    At any time, with respect to any Person, the ratings in effect at such time assigned by Standard and Poor's Ratings Group, a division of McGraw Hill, and Moody's Investors Service, Inc. for the long term senior unsecured debt of such Person.

    Section 1.82. Subsidiary.

    As applied to any Person, (a) any corporation of which fifty percent (50%) or more of the outstanding stock (other than directors' qualifying shares) having ordinary voting power to elect a majority of its board of directors, regardless of the existence at the time of a right of the holders of any class or classes of securities of such corporation to exercise such voting power by reason of the happening of any contingency, or any partnership of which fifty percent (50%) or more of the outstanding partnership interests, is at the time owned by such Persons or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, and (b) any other entity which is controlled or susceptible to being controlled by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person; provided, however, that for purposes of this Agreement and the other Loan Documents the term "Subsidiary" shall not include DRH Mortgage Company, Ltd., a Texas limited partnership, SGS Communities at West Windsor, L.L.C., a New Jersey limited liability company, or SGS Communities at Battleground, L.L.C., a New Jersey limited liability company. Unless the context otherwise requires, "Subsidiaries as used herein shall mean the Subsidiaries of the Borrower. The Subsidiaries of the Borrower as of the Closing Date are the named Guarantors as set forth in Section 1.41 of this Agreement.

    Section 1.83. Subsidiary Guaranty.

    A guaranty agreement in form and substance satisfactory to the Lender whereunder a Restricted Subsidiary guarantees the full and faithful payment and performance of all of the Obligations of the Borrower hereunder and under the other Loan Documents.

    Section 1.84. Summary Borrowing Base Report.

    An aggregate inventory summary of the Loan Inventory in form acceptable to Lender and certified as true and correct by an Executive Officer of the Borrower containing, at a minimum, the cost funded to date for all Dwelling Lots, Developed Lots and Lots Under Development including those elements of cost set forth in Sections 1.3, 1.6 and 1.22 hereof.

    Section 1.85. Tangible Assets.

    The  difference  between  total assets of the  Borrower  and its  Restricted
Subsidiaries and all intangible assets of the Borrower and its Restricted Subsidiaries, all as determined in accordance with GAAP.

    Section 1.86. Tangible Net Worth.

    With respect to the Borrower and its Restricted Subsidiaries, stockholder's equity on a consolidated basis less all "intangible assets" as defined under GAAP and amounts invested in Unrestricted Subsidiaries of such Person.

    Section 1.87. Third Party Notes Payable.

    With respect to the Borrower and its Restricted Subsidiaries, all Indebtedness for Money Borrowed other than (a) publicly issued Indebtedness for Money Borrowed which is pari passu with the Obligations, (b) non-recourse Indebtedness, (c) Indebtedness owed to the seller of any Inventory acquired by the Borrower of its Restricted Subsidiaries, (d) Indebtedness which is structurally subordinate to the Obligations or which is convertible into equity at the option of the Borrower, (e) Indebtedness for earnest money and (f) notes payable for insurance premiums and capitalized lease obligations.

    Section 1.88. Total Liabilities.

    All items required by GAAP to be set forth as "liabilities" on the Borrower's and its Restricted Subsidiaries' consolidated balance sheet.

    Section 1.89. Unrestricted Subsidiaries.

    Affiliated or wholly owned companies of D.R. Horton, Inc. not providing guarantees.

    Section 1.90. Unsecured Indebtedness.

    Indebtedness for Money Borrowed of the Borrower and its Restricted Subsidiaries which is not secured in whole or in part by any Lien except Permitted Encumbrances (excluding capitalized lease obligations, notes payable for insurance premiums, non-recourse promissory notes for seller financing and promissory notes issued as earnest money for contracts).

    Each definition of an agreement in this Article I shall include such agreement as modified, amended, or supplemented from time to time with the prior written consent of the Lender, and except where the context otherwise requires, definitions imparting the singular shall include the plural and vice versa. Except where otherwise specifically restricted, reference to a party to a Loan Document includes that party and its successors and assigns. All terms used herein which are defined in Article 9 of the Uniform Commercial Code in effect in the State of Florida on the date hereof and which are not otherwise defined herein shall have the same meanings herein as set forth therein.

    All accounting terms used herein without definition shall be used as defined under GAAP as of the Agreement Date.

                                   ARTICLE II

                            AMOUNT AND TERMS OF LOAN

    Section 2.1. Line of Credit.

    The Lender hereby grants to the Borrower a revolving line of credit not to exceed the sum of TWENTY FIVE MILLION DOLLARS ($25,000,000.00) to be funded and disbursed only in accordance with the terms and conditions contained herein. Subject to the terms, conditions and collateral requirements hereinafter set forth in this Agreement, at any time and from time to time, the Borrower may borrow from and repay to and reborrow from the Lender at such time and in such amounts not exceeding the maximum amount of TWENTY FIVE MILLION DOLLARS ($25,000,000.00) in effect under this Agreement.

    Section 2.2. Promissory Note.

    2.2(1) Execution of Note. Under the terms of this Agreement, the Borrower shall execute and deliver to the Lender the Note.

    2.2(2)  Due Date of Note.  The Note is due on demand.

                                   ----------

    2.2(3) Grace Period for Payment. Notwithstanding the foregoing, in the event Lender shall demand repayment of the amounts disbursed pursuant to the Note, for reasons other than the monetary and/or non-monetary default by the Borrower, Borrower shall have six (6) months from the date demand is made by the Lender in which to repay such amounts and any amounts thereafter disbursed. During the first ninety (90) days of such six (6) month period, the Lender shall continue to disburse funds pursuant to this Agreement.

    Section 2.3. Application of Funds.

    The Lender and the Borrower agree that all funds received from the Lender under this Agreement are to be used as working capital. Nothing herein shall impose upon the Lender any obligation to see to the proper application of any Advance.

    Section 2.4. Taxes and Assessments on Note.

    The Borrower shall promptly pay all taxes and assessments assessed or levied, under and by virtue of any State, Federal or Municipal law or regulation now in existence or hereinafter passed, to Lender as a result of its ownership of the Note.

    Section 2.5. Extension of Credit.

    Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties made in this Agreement and the other Loan Documents, and provided that there is no Default or Event of Default, the Lender agrees to lend and relend to the Borrower amounts which in the aggregate at any one time outstanding do not exceed the Loan Amount.

    Section 2.6. Manner of Borrowing and Disbursement Under Loan.

    2.6(1) Request for Advance. The Borrower shall give the Lender irrevocable written notice for Advances under the Loan not later than 12:00 noon (Eastern time) on the day immediately preceding the date of the requested Advance in the form of a Request for Advance, or notice by telephone or telecopy followed immediately by a Request for Advance; provided, however, that the failure by the Borrower to confirm any notice by telephone or telecopy with a Request for Advance shall not invalidate any notice so given. Subsequent to the initial Advance(s) of the Loan made on the Agreement Date, the Borrower may not request, in the aggregate, more than two (2) Advances in any calendar month. No disbursements shall be made more than thirty (30) days after the submission of a Summary Borrowing Base Report or Detailed Borrowing Base Report, whichever is applicable.

    2.6(2) Disbursement. Prior to 2:00 p.m. (Eastern time) on the date of an Advance hereunder, the Lender shall, subject to the satisfaction of the conditions set forth in this Agreement, disburse the amount requested by (i) transferring the amounts by wire transfer pursuant to the instructions of the Borrower, or (ii) in the absence of such instructions, crediting the amounts so made available to the account of the Borrower maintained with the Lender.

     2.6(3) No Default. Prior to making any advance under the Loan Documents, the Lender, in its sole discretion, may verify that the Borrower is not in default under the Loan Documents and the Lender shall not be obligated to make any advance unless and until it is reasonably satisfied as to the accuracy of such information. The Lender shall not be obligated to make any Advances hereunder: (a) upon this Agreement being deemed to expire as a result of any law, regulation or regulatory action now or hereafter enacted or adopted; or (b) upon the making of any such Advance becoming prohibited by any law, regulation or regulatory action now or hereafter enacted or adopted.

    Section 2.7. Interest on Loan.

    2.7(1) Loan. Interest shall be computed on the basis of a hypothetical year of 360 days for the actual number of days elapsed during each calendar month and shall be payable at a simple interest rate equal to the Note Rate times the principal balance outstanding from time to time under the Note for the number of days such principal amounts are outstanding during such calendar month.

    2.7(2) Upon Default. Upon the occurrence and during the continuance of a Default, the Lender shall have the option (but shall not be required to give prior notice thereof to the Borrower to accelerate the maturity of the Loan or to exercise any other rights or remedies hereunder in connection with the exercise of this right) to charge interest on the outstanding principal balance of the Loan at the Default Rate from the date of such Default. Such interest shall be payable on the earliest of demand or the next interest payment date established in the Note, as applicable, and shall accrue until the earlier of
(i) waiver or cure (to the satisfaction of the Lender) of the applicable Default, (ii) agreement by the Lender to rescind the charging of interest at the Default Rate, or (iii) payment in full of the Obligations.

    Section 2.8. Fees on Loan.

    The Borrower agrees to pay to the Lender an unused fee for each calendar year on the difference between (i) the Loan Amount and (ii) the average daily outstanding balance of the Loan during the applicable period, at the rate of 20 basis points (.20 %). Such unused fee shall be computed on the basis of a hypothetical year of 360 days for the actual number of days elapsed, shall be due and payable quarterly in arrears on the twenty-fifth (25th) day of each January, April, July, and October for the immediately preceding calendar quarter and on the Maturity Date, and shall be fully earned when due and non-refundable when paid.

    Section 2.9. Repayment of Loan.

    2.9(1) Interest. The Borrower shall pay interest on the Loan as set forth in the Note.

    2.9(2) Reconciliation of Loan Inventory. The Borrower shall repay certain portions of the outstanding principal of the Loan and accrued and unpaid interest thereon upon the reconciliation of the Loan Funding Availability against the outstanding principal balance under the Note as provided in Section
5.1 hereof.

    2.9(3) Maturity. In addition to the foregoing, a final payment of all Obligations then outstanding shall be due and payable by the Borrower on Maturity Date.

    Section 2.10. Manner of Payment.

    2.10(1) Time. Each payment (including any prepayment) by the Borrower on account of the principal of or interest on the Loan, fees, and any other amount owed to the Lender under this Agreement, the Note, or the other Loan Documents shall be made not later than 1:00 p.m. (Eastern time) on the date specified for payment under this Agreement or such other Loan Document in lawful money of the United States of America in immediately available funds. Any payment received by the Lender after 1:00 p.m. (Eastern time) shall be deemed received on the next Business Day for purposes of interest accrual.

    2.10(2) Date. If any payment under this Agreement or any of the Note shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day, and such extension of time shall in such case be included in computing interest and fees, if any, in connection with such payment.

    2.10(3) Amount. The Borrower may not make payments, in the aggregate, under this Agreement (excluding any payments specifically required pursuant to the terms of this Agreement) more than two (2) times in any calendar month.

    2.10(4) No Set Off. The Borrower agrees to pay principal, interest, fees, and all other amounts due hereunder or under the Note without set-off or counterclaim or any deduction whatsoever.

                                   ARTICLE III

                    BORROWER'S REPRESENTATIONS AND WARRANTIES

    To induce the Lender to enter into this Agreement, the Borrower makes the following representations and warranties which shall be deemed to be continuous representations and warranties so long as any credit hereunder remains available or any indebtedness of the Borrower to the Lender remains unpaid:

    Section 3.1. Organization and Standing.

    The Borrower is a corporation duly organized and existing under the laws of the State of Delaware and is duly qualified to do business in each jurisdiction in which the conduct of its business requires such qualification, including the State of Florida. To the best of the Borrower's knowledge and belief, the Borrower is in compliance with all applicable laws and regulations governing the conduct of its business and governing consummation of the transactions.

    Section 3.2. Power and Authority.

    The execution, delivery and performance hereof by the Borrower are within its corporate powers and have been duly authorized by all necessary corporate and shareholder action, are not in contravention of law or the terms of its Articles of Incorporation or By-Laws or any amend ment thereto, or any indenture, agreement or undertaking to which it is a party or by which it is bound.

    Section 3.3. Valid and Binding Obligations.

    The Loan Documents constitute the legal, valid and binding respective obligations of the Borrower subject to applicable bankruptcy and insolvency laws and laws affecting creditors' rights and the enforcement thereof generally.

    Section 3.4. Title to Collateral.

    The Borrower has, or will have, good and marketable title to all property from time to time listed in the Summary Borrowing Base Report free and clear of all mortgages, pledges, liens, security interests or other encumbrances other than Permitted Encumbrances. The Borrower will warrant and defend the Collateral against the claims and demands of all persons except for claims and demands arising from the title exceptions referenced in the preceding sentence.

    Section 3.5. Financial Statements and Other Information.

    Subject to any limitation stated therein or in connection therewith by the Borrower in writing, all balance sheets, earnings statements and other financial data which have been or shall hereafter be furnished to the Lender to induce it to enter into this Agreement or otherwise in connection herewith do or will fairly represent the financial condition of the Borrower as of the dates and the results of its operations for the period for which the same are furnished to the Lender and have been or will be prepared in accordance with GAAP and all other information, reports and other papers and data furnished to the Lender are and or will be, at the time the same are so furnished, accurate and correct in all material respects and complete insofar as completeness may be necessary to give the Lender a true and accurate knowledge of the subject matter. There are no material liabilities of any kind of the Borrower as of the date of the most recent financial statements which are not reflected therein. There have been no materially adverse changes in the financial condition or operation of the Borrower since the date of such financial statements.

    Section 3.6. Litigation.

    The Borrower warrants and represents to the Lender that as of the Agreement Date, none of the Borrower nor any Restricted Subsidiary is a party to any litigation having a reasonable probability of being adversely determined to the Borrower or any Restricted Subsidiary which, if adversely determined, would impair the ability of the Borrower to carry on its business substantially as now conducted or contemplated or would materially adversely affect the financial condition, business or operations of the Borrower.

    Section 3.7. Consent or Filing.

    No consent, approval or authorization of, or registration, declaration or filing with any court, any governmental body or authority or other person or entity is required in connection with the valid execution, delivery or performance of this Agreement or any document required by this Agreement or in connection with any of the transactions contemplated thereby, except the filing of any financing statements contemplated hereunder.

                                   ARTICLE IV

                              CONDITIONS PRECEDENT

    The effectiveness of this Agreement and the obligations of the Lender to consummate any of the transactions contemplated hereby shall be subject to the satisfaction of the following conditions precedent, at or prior to the Closing
Date:

    Section 4.1. Opinion of Counsel.

    Borrower shall cause to be delivered to Lender an opinion from counsel to the Borrower addressed to and in form satisfactory to the Lender regarding the legal matters set forth in Sections 3.1, 3.2, 3.3, 3.6 and 3.7 hereof.

    Section 4.2. Documents and Instruments.

    The Lender shall have received all the instruments and documents contemplated to be delivered by the Borrower hereunder, and the same shall be in full force and effect. This Agreement and all of the instruments and documents executed in connection therewith are hereinafter referred to as the "Loan Documents".

    Section 4.3. Correctness of Warranties.

    All representations and warranties contained herein or otherwise made to the Lender in connection herewith shall be true and correct.

    Section 4.4. Certificate of Resolution.

    The Board of Directors, or the Executive Committee thereof, and, if stockholder approval is necessary, the stockholders of Borrower shall have passed specific resolutions authorizing the execution and delivery of all documents and the taking of all actions called for by this Agreement, and the Borrower shall have furnished to the Lender copies of such resolutions, certified by the Secretary.

    Section 4.5. Borrowing Base Report.

    The Borrower shall have delivered to the Lender the appropriate Borrowing Base Report as required by Section 5.1(2) of this Agreement. Both the Summary Borrowing Base Report and the Detailed Borrowing Base Report shall contain a sworn certificate attesting to the accuracy of the representations contained in said reports.

    Section 4.6. Insurance Certificate.

    Certificate(s) of insurance required pursuant to Section 6.16 hereof.

    Section 4.7. Guarantors.

    4.7(1) Authorization. The Board of Directors and, if stockholder approval is necessary, the stockholders of each of the Guarantors shall have passed specific resolutions authorizing execution and delivery of the Guarantys and the Borrower shall have furnished to the Lender copies of such resolutions, certified by the Secretary of the respective corporations. With respect to the Guaranty by the limited partnership, the Borrower shall provide the Lender with a certificate of limited partnership evidencing the approval of the execution of the Guaranty by the general partner.

    4.7(2) Withdrawal/Adding of Guarantors. Provided there is no Default under any Loan Document, the Guaranty of any Restricted Subsidiary may be released by the Lender upon the written request of the Borrower. The withdrawal of any Restricted Subsidiary shall be effective upon the written consent of the Lender. A Guaranty of any Restricted Subsidiary may be added at any time by the Borrower delivering to the Lender a continuing and unconditional guaranty in the form and content of the Guaranty executed by Restricted Subsidiaries simultaneous with the execution of this Agreement.

    Section 4.8. Other Documents.

    Such other documents as the Lender may reasonably from time to time require in order to verify compliance with the Loan Documents.

    Section 4.9. Subsequent Disbursements.

    Prior to requesting subsequent disbursements under the Loan, (subsequent to the first disbursement) the Borrower shall execute and deliver to the Lender all of the following items, in form and substance satisfactory to the Lender. The Lender shall have no further obligation to make further disbursements until all such items have been properly executed and delivered to the Lender.

    (a) The Summary Borrowing Base Report or the Detailed Borrowing Base Report as required pursuant to this Agreement for all previous periods of time.

    (b) The Request for Advance that the Borrower is required to deliver in connection with the request of an Advance.

    (c) Such other documents as the Lender may reasonably require to insure compliance with the Loan Documents.

                                    ARTICLE V

                        DISBURSEMENT AMOUNT AND PROCEDURE


    5.1 Loan Funding Availability. At the designated times set forth herein, the Lender shall establish a Loan Funding Availability for the Loan Inventory.

    5.1(1) Calculation of Loan Funding Availability. The Loan Funding Availability shall be equal to the sum of "A" plus "B" plus "C"; provided, that at no time may the sum of "A" and "B" exceed thirty percent (30%) of Loan Funding Availability.

                           A = seventy-five  percent  (75%)  of  the  sum of all
Acquisition Costs for all Lots Under Development which are included in the Loan Inventory. If, after a parcel of land is designated a Lot Under Development, development of such parcel ceases for thirty (30) calendar days or more (other than by reason of a Force Majeure), at the discretion of the Lender, the Loan Funding Availability for such parcel may be reduced to an amount determined by the Lender (which amount can be zero) until development of such Lot Under Development is resumed to the satisfaction of the Lender.

                           B =  seventy-five  percent  (75%)  of the  sum of all
Acquisition Costs for all Developed Lots included in the Loan Inventory.

                           C = one  hundred  percent  (100%)  of the  sum of all
Acquisition Costs and Construction Costs for all Dwelling Lots included in the Loan Inventory.

    5.1(2) Designation of Land Parcels. Lots Under Development. Developed Lots and Dwelling Lots. On or before the fifteenth (15th) calendar day of each calendar month (other than a month following the end of a calendar quarter), the Borrower shall deliver to the Lender a Summary Borrowing Base Report in the form attached hereto as Exhibit B and incorporated herein. On or before the fifteenth
(15th) calendar day of each month following the end of a calendar quarter, the Borrower shall deliver to the Lender a Detailed Borrowing Base Report in the form attached hereto as Exhibit C and incorporated herein which form shall have been completed and signed by the Borrower. The Summary Borrowing Base Report and Detailed Borrowing Base Report shall reflect Inventory that the Borrower desires to have designated as Loan Inventory. Upon the Lender's receipt of the Summary Borrowing Base Report or Detailed Borrowing Base Report, as the case may be, the Lender may conduct inspections or reviews of the subject Inventory that the Lender deems appropriate, at the expense of the Lender except as hereinafter expressly provided. Based upon the information in the Summary Borrowing Base

Report or Detailed Borrowing Base Report, as the case may be, and the other information compiled by the Lender, the Lender shall determine, in its discretion, whether a Lot Under Development, Developed Lot or Dwelling Lot not previously designated as part of the Loan Inventory shall be designated part of the Loan Inventory and, if so, whether such Lot Under Development, Developed Lot or Dwelling Lot shall be designated a Lot Under Development, Developed Lot or Dwelling Lot.

    5.1(3) Periodic Establishment of Loan Funding Availability. Within two (2) Business Days of the Lender's receipt of an Summary Borrowing Base Report or Detailed Borrowing Base Report, as the case may be, the Lender shall establish the Loan Funding Availability based on the Report delivered to the Lender and information compiled by the Lender. In the event the Borrower does not submit the Summary Borrowing Base Report or Detailed Borrowing Base Report in the time and manner set forth above or furnish sufficient information to the Lender to enable the Lender to establish a new Loan Funding Availability, the Lender will establish a Loan Funding Availability based on some or all of the previous information submitted to the Lender by the Borrower in the immediately preceding Summary Borrowing Base Report or Detailed Borrowing Base Report and the information compiled by the Lender, as required hereunder, in connection therewith, as the case may be, or other information available to the Lender.

    5.1(4) Reconciliation. In the event that the Loan Funding Availability for a particular Funding Period is less than the then outstanding principal amount of all Unsecured Indebtedness and unpaid draws under the Letters of Credit, the Lender shall notify the Borrower thereof. On or before the Reconciliation Date, the Borrower shall (i) (A) pay to the Lender a principal payment to be applied to the Loan; and/or (B) provide to the Lender evidence that the principal amount of Unsecured Indebtedness has been reduced in an aggregate amount sufficient to eliminate the excess of the outstanding principal amount of the Unsecured Indebtedness and unpaid draws under the Letters of Credit over the Loan Funding Availability, together with any accrued and unpaid interest on such excess; or
(ii) provide a revised Summary Borrowing Base Report or Detailed Borrowing Base Report designating sufficient additional Inventory (which shall be acceptable to the Lender, in its discretion) as Loan Inventory to cause the Loan Funding Availability to equal or exceed the outstanding principal of the Loan.

    5.1(5) Removal/Disapproval of Inventory for Loan Funding Availability. If, at any time, the Lender determines, in its reasonable discretion, that any part of the Loan Inventory is not acceptable for inclusion in the calculation of the Loan Funding Availability as a result of an unforeseen material adverse change in the condition of such portion of the Loan Inventory or as a result of the existence of hazardous wastes or materials in or on any Inventory which are in violation of any warranty, representation or covenant of the Loan Documents regarding such hazardous wastes or materials, the Lender may exclude such portion of the Loan Inventory from the calculation of the Loan Funding Availability. If, after such exclusion, the then outstanding principal amount under the Note would exceed the Loan Funding Availability, the Borrower shall pay to the Lender on the Reconciliation Date immediately following the exclusion of such Loan Inventory, a principal payment on the Loan in an amount sufficient to eliminate such excess of the aggregate outstanding principal balance of the Loan over the Loan Funding Availability, together with accrued and unpaid interest on such excess.

    Section 5.2. Inspections/Valuations.

    The Lender and/or any inspection agent employed by the Lender shall have the right, during the term of this Agreement to inspect the Property at any reasonable time to confirm the accuracy of the Borrowing Base Report and to independently evaluate the units, lots and projects comprising the Loan Inventory. In the event that the Borrowing Base Report is deemed inaccurate or in the event that the value of the Loan Inventory in the reasonable determination of the Lender exceeds the outstanding principal balance of the Loan, the Loan Funding Availability may be adjusted by the Lender or the affected portions of the Loan Inventory may be excluded from the Loan Inventory. In addition, the Lender shall have the right, with reasonable notice to Borrower, to examine the books of account and other records and files of the Borrower, and to discuss the affairs, business, finances and accounts of the Borrower with their respective officers and employees, all at such reasonable time and as often as the Lender may request provided that Lender shall not unreasonably interfere or disrupt the conduct of the Borrower's business. It is agreed that all inspection and valuation services rendered by or for Lender's officers or agents shall be rendered solely for the protection and benefit of the Lender and at the Lender's expense.

    Section 5.3. Lender Counsel Approval.

    At the option and request of the Lender, the Lender may require that counsel for the Lender review any of the documents or instruments required, executed or provided in connection with this Agreement to confirm compliance with the terms and conditions of this Agreement; or to otherwise advise the Lender in its duties and responsibilities hereunder. The Borrower hereby agrees to reimburse the Lender for the reasonable fees (based on time spent) and costs associated therewith.

    Section 5.4. Liability of Lender.

    5.4(1) To Third Parties. The Lender shall in no event be responsible or liable to any person other than the Borrower for its disbursement of or failure to disburse the funds or any part thereof, and neither the contractor nor any subcontractor nor materialmen or craftsmen nor laborers nor others shall have any claim or right against the Lender under this Agreement or the Lender's administration thereof. The Lender shall not be liable to any materialmen, contractors, craftsmen, laborers or others for goods or services delivered by them in or upon the Property, nor for debts or claims accruing to any such parties against the Borrower. Nor shall the Lender be liable for the manner in which any disbursements under this Agreement may be applied by the Borrower and the contractor or either of them or for any compliance with the Florida Construction Lien Law. The Borrower is not and shall not be an agent for Lender for any purpose.

    5.4(2) To the Borrower. The Borrower has accepted and does accept, the full responsibility for the selection of its own contractor and subcontractors and all materials, supplies and equipment to be used in the construction of the improvements contemplated by this Agreement, and the Lender assumes no responsibility for the completion of the improvements contemplated herein. Further, the Borrower has accepted and does accept full responsibility for compliance with the Florida Construction Lien Law and relieves the Lender of any and all liability with respect to that law and agrees to indemnify and hold the Lender harmless from any and all liability under it of any nature whatsoever.

    Section 5.5. Release of Guaranties.

    Contemporaneously with the delivery of a Summary Borrowing Base Report (or a Detailed Borrowing Base Report), the Borrower may request the release of any Restricted Subsidiary from the Subsidiary Guaranty. In the event that the Loan Funding Availability established by the Lender pursuant to Section 5.1(5) hereof, without consideration of any Inventory owned by such Restricted Subsidiary, is equal to or greater than the amount otherwise required pursuant to Section 5.1(4) hereof, then the Lender shall, upon receipt of a certificate from the Borrower that no Defaults exists before and after giving effect to such release, release such Restricted Subsidiary from the Subsidiary Guaranty.

                                   ARTICLE VI

                        BORROWER'S AFFIRMATIVE COVENANTS

    The Borrower covenants and agrees that until the Note, together with interest and all other indebtedness to the Lender under the terms of this Agreement, are paid in full, unless specifically waived by the Lender in writing:

    Section 6.1. Corporate Existence and Qualification.

    The Borrower will do, or cause to be done, all things necessary to preserve, renew and keep in full force and effect its corporate existence, rights, licenses and permits and comply with all laws applicable to it, operate its business in a proper and efficient manner and substantially as presently operated or proposed to be operated; and at all times maintain, preserve and protect all franchises and trade names and preserve all property used or useful in the conduct of its business, and keep the same in good repair, working order and condition, and from time to time make, or cause to be made, all needful and proper repairs, renewals, replacements, betterments and improvements thereto, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

    Section 6.2. Financial Statements/Status Reports.

    The Borrower will keep its books of accounts in accordance with GAAP and will furnish to the Lender:

    6.2(1) 10-K. Within one hundred twenty (120) days after the close of Borrower's fiscal year the Form 10-K of the Borrower filed with the Securities and Exchange Commission, together with the audited, consolidated financial statements of the Borrower prepared by an independent accounting firm of recognized standing.

    6.2(2) 10-Q. Within sixty (60) days after the last day of each quarter in each fiscal year of the Borrower, except the last quarter of such fiscal year of the Borrower, the Form 10-Q of the Borrower filed with the Securities and Exchange Commission containing financial statements of the Borrower and all entities related to and divisions of the Borrower, on a consolidated basis.

    6.2(3) Sales Report. Within sixty (60) days of the end of each fiscal year commencing with fiscal year end 1997, annual sales and inventory status reports showing units closed, units in backlog and income summary for all operations in the State of Florida of the Borrower and its Restricted Subsidiaries.

    6.2(4) Other Financial Documentation. The Borrower shall provide to the Lender such other financial information as the Lender may reasonably request from time to time to clarify or amplify the information required to be furnished to the Lender under this Agreement.

    Section 6.3. Taxes and Claims.

    The Borrower shall properly pay and discharge: (a) all taxes, assessments and govern mental charges upon or against the Borrower or its assets prior to the date on which penalties attach thereto, unless and to the extent that such taxes are being diligently contested in good faith and by appropriate proceedings and appropriate reserves therefor have been established; and (b) all lawful claims, whether for labor, materials, supplies, services or anything else which might or could, if unpaid, become a lien or charge upon the properties or assets of the Borrower, unless and to the extent only that the same are being diligently contested in good faith and by appropriate proceedings and appropriate reserves therefor have been established.

    Section 6.4. Pay Indebtedness to Lender and Perform Other Covenants.

    The Borrower shall: (a) make full and timely payments of the principal of and interest, and premium, if any, on the Note and all other indebtedness of the Borrower to the Lender, whether now existing or hereafter arising and (b) duly comply with all the terms and covenants contained in each of the instruments and documents given to the Lender pursuant to this Agree ment at the times and places and in the manner set forth herein.

    Section 6.5. Litigation.

    The Borrower will promptly notify the Lender upon the commencement of any action, suit, claim, counterclaim or proceeding against or investigation of the Borrower (except when the alleged liability is fully covered by insurance): (a) which has the reasonable possibility of being concluded adversely to the Borrower the result of which, in the reasonable opinion of the Borrower, could materially adversely affect the business of the Borrower; or (b) which questions the validity of this Agreement or any other document executed in connection herewith or any action taken or to be taken pursuant to any of the foregoing.

    Section 6.6. Defaults.

    The Borrower will promptly notify the Lender in writing of: (a) any material assessment by any taxing authority for unpaid taxes as soon as the Borrower has knowledge thereof; (b) the existence of any declared default in the payment or performance of any indebtedness (excluding non recourse indebtedness and excluding indebtedness incurred in lieu of contract deposits pursuant to contracts for the acquisition of buildable lots or land) owed by the Borrower to any other lender within ten (10) days of the declaration of such default which would materially and adversely affect the Borrower's assets or business.

    Section 6.7. Further Assurances.

    The Borrower shall, at its sole cost and expense, upon the request of the Lender, duly execute and deliver or cause to be duly executed and delivered to the Lender such further instruments and do and cause to be done such further acts that may be necessary or proper in the opinion of the Lender to carry out more effectively the intent and purpose of this Agreement.

    Section 6.8. Funds Not Assignable.

    The proceeds of the Loan shall not be assigned by the Borrower nor subject to the process of any court upon legal action by or against the Borrower or by or against anyone claiming under or through Borrower, and for the purpose of this Agreement, the funds shall remain and be considered the money and property of the Lender until the Borrower is entitled to have them disbursed as provided herein. Nothing herein contained shall be considered as in anywise modifying, or subordinating the Obligations previously given or to be given by the Borrower as security for the Loan and such Obligations shall be and remain in full force and effect, this Agreement being intended only as additional security for the Loan and to insure its use for the purposes intended by the Lender and Borrower.

    Section 6.9. Financial Covenants.

    Until the Obligations are repaid in full, the Borrower shall adhere to and certify quarterly as correct, the following financial covenants (after giving effect to any Financial Covenant Carve Out), all on a consolidated basis with the Restricted Subsidiaries and determined as of the last day of each fiscal quarter of the Borrower:

    6.9(1) Leverage Ratio. The Borrower shall maintain at all times a Leverage Ratio of not more than 2.35 to 1.

    6.9(2) Ratio of EBITDA.  The Borrower shall maintain at all times a ratio of
(i) EBITDA to (ii) Fixed Charges of not less than 2.75 to 1.0.

    6.9(3) Minimum Tangible Net Worth. The Borrower shall maintain at all times a minimum Tangible Net Worth of one hundred sixty million and no/100 dollars ($160,000,000.00), plus fifty percent (50%) of annual net profits for the preceding fiscal year, plus fifty percent (50%) of any capital paid into the Borrower (other than stock issued in connection with an employee stock ownership plan, an employee stock option plan, an employee stock purchase plan or for an acquisition), plus one hundred percent (100%) of net losses with absolute minimum Tangible Net Worth of not less than one hundred sixty million and no/100 dollars ($160,000,000.00).

    6.9(4) Third Party Notes Payable. The Borrower shall not at any time permit Third Party Notes Payable to be greater than thirteen percent (13%) of Tangible Assets on a consolidated basis.

    Section 6.10. Inventory Covenants.

    During the term of this Agreement, the Borrower shall adhere to the following Inventory covenants which will be tested by the Lender as of the last day of each fiscal quarter of the Borrower:

    6.10(1) Speculative Lots. The total number of Speculative Lots owned by the Borrower and its Restricted Subsidiaries at any given time shall not exceed fifty percent (50%) of all Closed Sales during the immediately preceding twelve
(12) calendar months. Models shall not be considered "Speculative Lots" for purposes of this Section 6.10(1).

    6.10(2) Developed Lots/Lots Under Development. The Borrower shall not permit the total number of Developed Lots and Lots Under Development, in each case, then owned by the Borrower and all Restricted Subsidiaries, at any given time to exceed two and one-half (2 1/2) times the number of Closed Sales during the immediately preceding twelve (12) calendar months. The Borrower shall not permit the aggregate cost of all Developed Lots and Lots Under Development, in each case, then owned by the Borrower and all Restricted Subsidiaries, at any given time to exceed forty percent (40%) of all Tangible Assets of the Borrower on a consolidated basis.

    6.10(3) Land Cost. The cost of the land owned by Borrower and all Restricted Subsidiaries at any given time which has not been developed into Developed Lots and is not scheduled for commencement of development into Developed Lots within twelve (12) calendar months from the date of determination shall not exceed ten percent (10%) of all Tangible Assets of the Borrower and its Restricted
Subsidiaries on a consolidated basis. In the event that the Borrower or any Restricted Subsidiary classifies certain undeveloped land as being scheduled for development within twelve (12) calendar months for the purpose of this provision and, as of the last day of such twelve (12) calendar month period, development of such land has not commenced, such land shall not be classified as scheduled for development within twelve (12) calendar months until such development is commenced.

    For purposes of Section 6.10(1), 6.10(2) and 6.10(3) only, the terms "Speculative Lots", "Dwelling Lot", "Models", "Developed Lots", "Lots Under Development" and "Dwellings" will include all properties of Borrower and Restricted Subsidiaries that are situated either within or without the State of Florida.

    Section 6.11. Additional Information.

    Upon the request of the Lender, the Borrower shall deliver to Lender any documents or information with respect to the Inventory that the Lender may reasonably require including, without limitation, and acquisition closing documentation.

    Section 6.12. Compliance Certificates.

    Within forty-five (45) days from the end of each fiscal quarter of the Borrower, the Borrower shall provide to the Lender a certificate signed by an Authorized Signatory of the Borrower in the form attached hereto as Exhibit D setting forth such calculations required to establish whether the Borrower was in compliance with Sections 6.9 and 6.10 hereof.

    Section 6.13. Payment of Contractors.

    The Borrower shall pay in a timely manner, and shall cause its Restricted Subsidiaries to pay in a timely manner, any and all contractors and subcontractors who conduct work in or on the Inventory, subject to the right of the Borrower to contest any amount in dispute, so long as the contesting of such amount is pursued diligently and in good faith. The Borrower will advise the Lender in writing immediately if the Borrower or any of its Restricted Subsidiaries receives any written notice from any contractor(s), subcontractor(s) or material furnisher(s) to the effect that said contractor(s) or material furnisher(s) have not been paid for any labor or materials furnished to or in the Inventory and such outstanding payment or payments are individually or collectively equal to or greater than five hundred thousand and no/ 100 dollars ($500,000.00) per subdivision or seven million and no/100 dollars ($7,000,000.00) in the aggregate. The Borrower will further make available to the Lender, for inspection and copying, on demand, any contracts, bills of sale, statements, receipted vouchers or agreements, under which the Borrower claims title to any materials, fixtures or articles used in the development of the Loan Inventory or construction of improvements on the Loan Inventory including, without limitation, the Dwellings.

    Section 6.14. Bank Group Line.

    6.14(1) Default. Borrower shall provide immediate notice to Lender of any declared default under the Bank Group Line or under any other loan agreement or creditor agreement with any financial institution.

    6.14(2) Notice of Change. Should the Borrower agree to any change or amendment to the Bank Group Line, it shall give notice to the Lender of such change prior to making the change, if time permits, and if not within two (2) Business Days after the making of such change.

    Section 6.15. Hazardous Substances.

    The Borrower warrants and represents to the Lender that to the best of their knowledge and belief and based on environmental assessments of the Inventory commissioned by the Borrower, except to the extent disclosed to the Lender in environmental assessments or other writings or to the extent that it would not materially and adversely affect the use and marketability of any Inventory, the Inventory has not been and is not now being used as a storage facility for any "Hazardous Substances", nor has it been used in violation of any federal, state or local environmental law, ordinance or regulation, that no proceedings have been commenced, or notice(s) received, concerning any alleged violation of any such environmental law, ordinance or regulation, and that the Inventory is free of hazardous or toxic substances and wastes, contaminants, oil, radioactive or other materials the removal of which is required or the maintenance of which is restricted, prohibited or penalized by any federal, state or local agency, authority or governmental unit except as set forth in the Site Assessments. The Borrower covenants that it shall neither permit any such materials to be brought on to the Inventory, nor shall it acquire real property to be added to the Loan Inventory upon which any such materials exist, except to the extent disclosed to the Lender in environmental assessments or other writings or to the extent that it would not materially and adversely affect the use and marketability of any Inventory; and if such materials are so brought or found located thereon, such materials shall be immediately removed, with proper disposal, to the extent required by applicable environmental laws, ordinances and regulations, and all required environmental cleanup procedures shall be diligently undertaken pursuant to all such laws, ordinances and regulations. The Borrower further represents and warrants that the Borrower will promptly transmit to the Lender copies of any citations, orders, notices or other material governmental or other communications received with respect to any hazardous materials, substances, wastes or other environmentally regulated substances affecting the Inventory.
Notwithstanding the foregoing, there shall not be a default of this provision should the Borrower store or use minimal quantities of the aforesaid materials, provided that: such substances are of a type and are held only in a quantity normally used in connection with the construction, occupancy or operation of comparable buildings or residential developments (such as cleaning fluids and supplies normally used in the day to day operation of residential developments), such substances are being held, stored and used in complete and strict compliance with all applicable laws, regulations, ordinances and requirements, and the indemnity set forth below shall always apply to such substances, and it shall continue to be the responsibility of the Borrower to take all remedial actions required under and in accordance with this Agreement in the event of any unlawful release of any such substance.

    Borrower hereby agrees to indemnify Lender and hold Lender harmless from and against any and all losses, liabilities, including strict liability, damages, injuries, expenses, including reasonable attorneys' fees, costs of any settlement or judgment and claims of any and every kind whatsoever paid incurred or suffered by, or asserted against, Lender by any person or entity or governmental agency for, with respect to, or as a direct or indirect result of, the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or release from the Inventory of any Hazardous Substance (including, without limitation, any losses, liabili ties, including strict liability, damages, injuries, expenses, including reasonable attorneys' fees, costs of any settlement or judgment or claims asserted or arising under the Comprehensive Environmental Response, Compensation and Liability Act, any so called federal, state or local "Superfund" "Superlien" laws, statutes, law ordinance, code, rule, regulation, order or decree regulating, with respect to or imposing liability, including strict liability, substances or standards of conduct concerning any Hazardous Substance), regardless of whether within the control of Lender.

    For purposes of this Agreement, "Hazardous Substances" shall mean and include those elements or compounds which are contained in the list of hazardous substances adopted by the United States Environmental Protection Agency ("EPA") and the list of toxic pollutants designated by Congress or the EPA or defined by any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material as now or at any time hereafter in effect.

    If Borrower receives any notice of (i) the happening of any material event involving the spill, release, leak, seepage, discharge or clean-up of any Hazardous Substance on any of the Inventory or in connection with Borrower's operations thereon or (ii) any complaint, order, citation or material notice with regard to air emissions, water discharges, or any other environ mental, health or safety matter affecting Borrower (an "Environmental Complaint") from any person or entity (including without limitation the EPA) then Borrower shall immediately notify Lender orally and in writing of said notice.

    Lender shall have the right but not the obligation, and without limitation of Lender's rights under this Agreement, to enter onto the Inventory or to take such other actions as it deems necessary or advisable to clean up, remove, resolve or minimize the impact of, or otherwise deal with, any such Hazardous Substance or Environmental Complaint following receipt of any notice from any person or entity (including, without limitation, the EPA) asserting the existence of any Hazardous Substance or an Environmental Complaint pertaining to the Inventory or any part thereof which, if true, could result in an order, suit or other action against Borrower, which would have a material adverse effect on the Borrower, and/or which, in the sole opinion of Lender, could jeopardize its security under this Agreement. All reasonable costs and expenses incurred by Lender in the exercise of any such rights shall be secured by this Agreement and shall be payable by Borrower upon demand.

    Section 6.16. Insurance.

    The Borrower shall keep the Inventory comprising the Loan Inventory insured by responsible insurance companies in such amounts and against such risks as is customary for owners of similar businesses and properties in the same general areas in which the Borrower and its Restricted Subsidiaries operate or, to the customary extent (and in a manner approved by the Lender) the Borrower may be self insured. All insurance herein provided for shall be in form and with companies reasonably approved by the Lender. The Borrower shall also maintain general liability insurance, workman's compensation insurance, automobile insurance for all vehicles owned by them and any other insurance reasonably required by the Lender, to the extent commercially available at a reasonable cost. On the Agreement Date, the Borrower shall deliver to the Lender a copy of a certificate of insurance evidencing the insurance required hereunder. In addition, on the date of delivery of each report required by Section 4.6 hereof, the Borrower shall certify to the Lender that all insurance policies required to be maintained hereunder remain in full force and effect.

    Section 6.17. Reportable Event.

    Promptly after Borrower receives notice or otherwise becomes aware thereof, the Borrower shall notify the Lender of the occurrence of any Reportable Event with respect to any Plan as to which the Pension Benefit Guaranty Corporation has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event (provided that the Borrower shall give the Lender notice of any failure to meet the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, regardless of the issuance of any waivers in accordance with Section 412(d) of the Code.

    Section 6.18. Secured Indebtedness.

    The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, incur or permit to exist any Indebtedness which is (a) secured in whole or in part by any of the Inventory (other than Permitted Encumbrances); or (b) contains any provision requiring the Borrower or any Restricted Subsidiary to grant to the lender thereunder any Lien at a future date or upon the occurrence of any subsequent event; except that the Borrower and its Restricted Subsidiaries may incur (i) Indebtedness in favor of a seller of Inventory to the Borrower which is secured solely by the Inventory contemporaneously acquired from such seller; (ii) Indebtedness secured solely by the Borrower's headquarters building located in Arlington, Texas or any other office building owned by the Borrower or any Restricted Subsidiary, and (iii) Indebtedness secured by any clubhouse located in any development of the Borrower or any Restricted Subsidiary.

                                   ARTICLE VII

                              DEFAULT AND REMEDIES

    Section 7.1. Defaults.

    Subsequent to any applicable notice and/or cure rights afforded by the Loan Documents, each of the following shall constitute a Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule, or regulation of any governmental or non-governmental body:

    7.1(1) Payment. Default by the Borrower in the payment of any principal, interest or payment due to the Lender under the Note or under any of the Loan Documents;

    7.1(2) Performance. Default in the payment or performance of any other liability, obligation or covenant of the Borrower to the Lender under the Loan Documents, for a period of ten (10) days after written notice; provided (i) if Borrower reasonably cannot perform within such (10) day period and, in Lender's reasonable judgment, Lender's security will not be impaired, Borrower may have such additional time to perform as Borrower reasonably may require, provided and for so long as Borrower proceeds with due diligence to cure said default; and
(ii) if Lender's security reasonably will be materially impaired if Borrower does not perform in less than ten (10) days, Borrower will have only such period following written notice in which to perform as Lender may reasonably specify.

    7.1(3) Representation. Any representation, warranty, statement, certificate, schedule or report made or furnished by the Borrower that proves to have been false or erroneous in any material respect at the time of the making thereof, or to have omitted any substantial liability or claim against the Borrower, or if on the date of execution of this Agreement there shall have been any materially adverse change in any of the facts disclosed therein, which change shall not have been disclosed to the Lender at or prior to the time of such execution;

    7.1(4) Litigation. Any litigation or any proceedings which are pending against the Borrower or Restricted Subsidiaries, the outcome of which would in Lender's reasonable determination materially adversely affect the continued operation of the Borrower, and the Borrower failing to take corrective measures reasonably satisfactory to the Lender within ten (10) days;

    7.1(5) Obligations to Others. The failure of the Borrower to pay, when due, any other indebtedness for borrowed money owed by the Borrower to the Lender, or default by the Borrower in the performance of the terms of any loan agreement or indenture relating to such indebtedness, which failure or default would materially adversely affect the business, operations or financial condition of the Borrower, and any such default shall not have been remedied within thirty
(30) days thereafter;

    7.1(6) Obligations to Lender. Any default by Borrower on any other direct obligation that Borrower may have to the Lender which continues uncured for thirty (30) days after notice from Lender;

    7.1(7)  Other  Default.  There  shall  occur  any  Event of  Default  in the performance or observance of any agreement or covenant or breach of any representation or warranty contained in any of the Loan Documents (other than this Agreement or as otherwise provided in this Section 7.1 of this Agreement) or any Subsidiary Guaranty, which shall not be cured to the Lender's satisfaction within the applicable cure period, if any, provided for in such Loan Document or ninety (90) days from the date the Borrower receives notice from the Lender with respect thereto if no cure period is provided in such Loan Document;

    7.1(8) Title 11 Relief. There shall be entered a decree or order for relief in respect of the Borrower or any of its Restricted Subsidiaries under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy law or other similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator, or similar official of the Borrower or any of its Restricted Subsidiaries, or of any substantial part of their respective properties, or ordering the winding-up or liquidation of the affairs of the Borrower or any of its Restricted Subsidiaries, or an involuntary petition shall be filed against the Borrower or any of its Restricted Subsidiaries, and a temporary stay entered, and (i) such petition and stay shall not be diligently contested, or (ii) any such petition and stay shall continue undismissed for a period of thirty (30) consecutive days;

    7.1(9) Title 11 Petition. The Borrower or any of its Restricted Subsidiaries shall file a petition, answer, or consent seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy law or other similar law, or the Borrower or any of its Restricted Subsidiaries shall consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment or taking of possession of a receiver, liquidator, assignee, trustee, custodian, sequestrator, or other similar official of the Borrower or any of its Restricted Subsidiaries, or of any substantial part of their respective properties, or the Borrower or any of its Restricted Subsidiaries shall fail generally to pay their respective debts as they become due, or the Borrower or any of its Restricted Subsidiaries shall take any corporate or partnership action to authorize any such action;

    7.1(10) Judgment. A final judgment shall be entered by any court against the Borrower or any of its Restricted Subsidiaries for the payment of money which exceeds $500,000.00, which judgment is not covered by insurance or a warrant of attachment or execution or similar process shall be issued or levied against property of the Borrower or any of its Restricted Subsidiaries which, together with all other such property of the Borrower or any of its Restricted Subsidiaries subject to other such process, exceeds in value $500,000.00 in the aggregate, and if, within thirty (30) days after the entry, issue, or levy thereof, such judgment, warrant, or process shall not have been paid or discharged or bonded or stayed pending appeal, or if, after the expiration of any such stay, such judgment, warrant, or process shall not have been paid or discharged;

    7.1(11) ERISA Funding. (1) There shall be at any time any "accumulated funding deficiency," as defined in ERISA or in Section 412 of the Code, with respect to any Plan; or (2) a trustee shall be appointed by a United States District Court to administer any Plan; or the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any Plan; or (3) any of the Borrower and its ERISA Affiliates shall incur any liability to the Pension Benefit Guaranty Corporation in connection with the termination of any Plan; or
(4) any Plan or trust created under any Plan of any of the Borrower and its ERISA Affiliates shall engage in a non-exempt "prohibited transactions (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which would subject the Borrower or any ERISA Affiliate to the tax or penalty on "prohibited transactions" imposed by Section 502 of ERISA or Section 4975 of the Code; and by reason of any or all of the events described in clauses (1) through (4), as applicable, the Borrower shall have incurred (and/or is likely to incur) and/or incurred liability in excess of $1,000,000.00 in the aggregate;

    7.1(12) Invalidity of Documents. All or any portion of any Loan Document shall at any time and for any reason be declared by a court of competent jurisdiction in a suit with respect to such Loan Document to be null and void, or a proceeding shall be commenced by any Governmental Authority involving a legitimate dispute or by the Borrower or any of its Restricted Subsidiaries, having jurisdiction over the Borrower or any of its Restricted Subsidiaries, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or the Borrower or any of its Restricted Subsidiaries shall deny that it has any liability or obligation for the payment of principal or interest purported to be created under any Loan Document;

    7.1(13) Change of Control. There shall occur any Change of Control;

    7.1(14) Transfer of Property. Except for conveyances of all or any part of the Loan Inventory between the Borrower and the Guarantors there occurs any sale, lease, conveyance, assignment, pledge, encumbrance, or transfer of all or any part of the Loan Inventory or any interest therein, voluntarily or involuntarily, whether by operation of law or otherwise, except (i) in accordance with the terms of this Agreement, (ii) for execution of contracts with prospective purchasers, (iii) for Permitted Encumbrances, and (iv) in the ordinary course of business;

    7.1(15)  Property  Change.   Except  in  the  normal  course  of  Borrower's
development of inventory into Developed Lots and construction of Dwellings thereon, without the prior written consent of Lender, Borrower grants any easement or dedication, files any plat, condominium declaration, or restriction or otherwise encumbers all or any portion of the Loan Inventory, or seeks or permits any zoning reclassification or variance, unless such action is expressly permitted by the Loan Documents or does not affect any Inventory which is part of the Loan Inventory; or

Notwithstanding anything contained herein to the contrary, the occurrence of any of the foregoing shall not be a Default or an Event of Default hereunder if: (i) the occurrence pertains only to specific parcel(s) within the Loan Inventory; and (ii) the affected parcel(s) is (are) removed from the Loan Inventory on or before ten (10) days in the case of a monetary occurrence and thirty (30) days in the case of a non-monetary occurrence after the occurrence or, if the Borrower is entitled to notice and cure, within the applicable notice and cure period.

In the event that any such parcel is a Lot Under Development, Developed Lot or Dwelling Lot, then the Loan Funding Availability shall be immediately calculated excluding such parcel. If, as the result of such removal, the outstanding principal balance under the Loan would exceed the Loan Funding Availability, the Borrower shall pay (X) to the Lender on the Reconciliation Date immediately following the removal of such Inventory from the Loan Inventory, a principal payment on the Loan in an amount sufficient to eliminate such excess of the aggregate outstanding principal balance of the Loan over the Loan Funding Availability, together with any due and unpaid interest on such excess or (Y) add additional Inventory to the Loan Inventory (which is acceptable to the

Lender) in an amount sufficient to cause the Loan Funding Availability to equal or exceed the Loan.

    Section 7.2. Remedies.

    If a Default shall have occurred and shall be continuing:

    7.2(1) Optional Acceleration. With the exception of a Default specified in Sections 7.1(8), 7.1(9) and 7.1(10), Lender may, by notice to the Borrower (i) declare the Note, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Note, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, and (ii) terminate this Agreement.

    7.2(2) Immediate Acceleration. Upon the occurrence of a Default under Sections 7. l(8), 7.1(9) or 7.1(10) hereof, this Agreement shall automatically terminate and such principal, interest (including without limitation, interest which would have accrued but for the commencement of a case or proceeding under the federal bankruptcy laws), and other amounts payable under this Agreement or the Note shall thereupon and concurrently therewith become due and payable, all without any action by the Lender, all without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or in the Note to the contrary notwithstanding.

    7.2(3)  Loan  Document  Rights.   The  Lender  shall  exercise  all  of  the
post-default rights granted to it and to them under the Loan Documents or under Applicable Law.

    7.2(4) Cumulative Rights. The rights and remedies of the Lender hereunder shall be cumulative, and not exclusive.

    Section 7.3. Cross Default.

    All of the Note and other Loan Documents are "cross defaulted such that (a) the occurrence of an Event of Default under any one of the Loan Documents shall constitute an Event of Default under this Agreement and all of the Loan
Documents and (b) the occurrence of a Default under any one of the Loan Documents shall constitute a Default under this Agreement and all of the other Loan Documents.

    Section 7.4. Waiver of Default.

    The Lender at any time may waive any Default or any Event of Default which shall have occurred and any of its consequences, in which case the parties hereto shall be restored to their former positions and rights and obligations hereunder, respectively; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon, and no such waiver shall be effective unless it is in a written document executed by a duly authorized officer.

    Section 7.5. Rights and Remedies Not Waived.

    No course of dealing between the Borrower and the Lender or any failure or delay on the part of the Lender in exercising any rights or remedies hereunder shall operate as a waiver of any rights or remedies of the Lender and no single or partial exercise of any rights or remedies hereunder shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder.

                                  ARTICLE VIII

                                  MISCELLANEOUS

    Section 8.1. Lien; Setoff By Lender.

    The Borrower hereby grants to the Lender a continuing lien for all indebtedness and other liabilities of the Borrower to the Lender upon any and all moneys, securities, and other property of the Borrower and the proceeds thereof, now or hereafter held or received by or in transit to, the Lender from or to the Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and also upon any and all deposits (general or special) and credits of the Borrower with, and any and all claims of the Borrower against the Lender at any time existing. Upon the occurrence of any Default, the Lender is hereby authorized at any time and from time to time, without notice to the Borrower setoff, appropriate, and apply any or all items hereinabove referred to against all indebtedness and other liabilities of the Borrower to the Lender, whether under this Agreement, the Loan Documents or otherwise, and whether now existing or hereafter arising.

    Section 8.2. Waivers.

    The Borrower waives presentment, demand, protest, notice of default, nonpayment, partial payments and all other notices and formalities relating to this Agreement other than notices specifically required hereunder. The Borrower consents to and waives notice of the granting of indulgences or extensions of time of payment, the taking or releasing of security, the addition or release of persons primarily or secondarily liable on or with respect to liabilities of the Borrower to the Lender, all in such manner and at such time or times as the Lender may deem advisable. No act or omission of the Lender shall in any way impair or affect any of the indebtedness or liabilities of the Borrower to the Lender or rights of the Lender in any security. No delay by the Lender to exercise any right, power or remedy hereunder or under any security agreement, and no indulgence given to the Borrower in case of any Default, shall impair any such right, power or remedy or be construed as having created a course of dealing or performance contrary to the specific provisions of this Agreement or as a waiver of any Default by the Borrower or any acquiescence therein or as a violation of any of the terms or provisions of this Agreement. The Lender shall have the right at all times to enforce the provisions of this Agreement and all other documents executed in connection herewith in strict accordance with their terms, notwithstanding any course of dealing or performance by the Lender in refraining from so doing at any time and notwithstanding any custom in the banking trade. No course of dealing between the Borrower and the Lender shall operate as a waiver of any of the Lender's rights.

    Section 8.3. Benefit.

    This Agreement is made and entered into for the sole protection and benefit of the Lender and the Borrower, their successors and assigns, and no other person or persons other than the Borrower shall have any right of action hereon or rights to the Loan proceeds at any time. Lender shall not (a) owe any duty whatsoever to any claimant for labor performed or material furnished in connection with the construction of any Dwelling or improvement on any Inventory, or (b) owe any duty to apply any undisbursed portion of the Loan to the payment of any claim, or (c) owe any duty to exercise any right or power of the Lender hereunder or arising from any Default by the Borrower.

    Section 8.4. Assignment.

    The terms hereof shall be binding upon and inure to the benefit of the heirs, successors, assigns, and personal representatives of the parties hereto; provided, however, that the Borrower shall not assign this Agreement or any of its rights, interests, duties or obligations hereunder or any Loan proceeds or other monies to be advanced hereunder in whole or in part without the prior written consent of the Lender and any such assignment (whether voluntary or by operation law) without said consent shall be void and render automatically terminated any obligation of Lender to advance any further monies pursuant to this Agreement or any other Loan Document.

    Section 8.5. Amendment and Waiver.

    This Agreement and the other Loan Documents represent the final agreement between the Lender and the Borrower and may not be contradicted by evidence of prior, contemporaneous or subsequent oral or written agreements of the Borrower and the Lender. Neither this Agreement nor any of the Loan Documents may be amended orally, nor may any provision hereof be waived orally but only by an instrument in writing signed by the Lender and the Borrower.

    Section 8.6. Terms.

    Whenever the context and construction require, all words used in the singular number herein shall be deemed to have been used in the plural, and vice versa, and the masculine gender shall include the feminine and neuter and the neuter shall include the masculine and feminine.

    Section 8.7. Governing Law and Jurisdiction.

    This Agreement shall be construed in accordance with the laws of the State of Florida, and such laws shall govern the interpretation, construction and enforcement hereof.

    Section 8.8. Publicity.

    Subject-to the Borrower's approval, the Lender shall have the right to incorporate its name into signage placed upon the Loan Inventory situated in Florida. Lender shall have the right to secure printed publicity through newspaper and other media concerning the Inventory and source of financing.

    Section 8.9. Expenses of Lender.

    The Borrower promises to reimburse the Lender promptly for all reasonable out-of-pocket expenses of every nature which the Lender may incur in connection with the Loan Documents, the making of any Loans provided for herein or the collection of the Borrower's indebtedness, including, but not limited to, reasonable attorneys' fees of Lender's counsel relating to the preparation of the Loan Documents, all recording fees, and documentary stamps. Such expenses shall be paid at closing or in a reasonable time thereafter upon receipt of written invoices. The Borrower shall also pay reasonable post-closing expenses incurred by the Lender on behalf of the Borrower. Furthermore, the Borrower shall be liable for post-closing collection expenses, including, but not limited to the collection of Obligations of the Borrower hereunder, including reasonable attorneys' fees, including appellate proceedings, post-judgment proceedings and bankruptcy proceedings. In the event the Borrower fails to pay such expenses within a reasonable time, the Lender may either (a) disburse to itself under the terms of the Note any sums payable to Lender and such disbursement shall be considered with like effect as if same had been made to Borrower, or (b) pay such expenses on the Borrower's behalf and charge the Borrower's account.

    Section 8.10. Invalidation of Provisions.

    In the event that any one or more of the provisions of this Agreement is deemed invalid by a court having jurisdiction over this Agreement or other similar authority, Lender may, in its sole discretion, terminate this Agreement in whole or in part.

    Section 8.11. Notices.

    All notices, requests, consents, demands and other communications required or which any party desires to give hereunder or under any other Loan Document shall, unless other specifically provided in such other Loan Document, be deemed sufficiently given or furnished if (a) in writing and delivered by personal delivery, by courier, or by registered or certified United States mail, postage prepaid, addressed to the party to whom directed at the addresses specified below (unless changed by similar notice in writing given by the particular party whose address is to be changed), (b) by telex with confirmation thereof in writing by sender pursuant to subsection (a) above, (c) facsimile to the facsimile number specified below with confirmation thereof in writing by sender pursuant to subsection (a) above, or (d) by oral communication with confirmation thereof in writing by the notifying party pursuant to subsection (a) above within three (3) Business Days after such oral communication. Any such notice or communication shall be deemed to have been given and to be effective either at the time of personal delivery or, in the case of courier or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or, in the case of telex, when transmitted (answer back confirmed), or, in the case of facsimile, upon receipt or, in the case of oral communication, upon the effectiveness of written confirmation as hereinabove provided. Notwithstanding the foregoing, no notice of change of address shall be effective except upon receipt. This Section shall not be construed in any way to affect or impair any waiver of notice or demand provided in any Loan Document or to require giving of notice or demand to or upon any person in any situation or for any reason.

         BORROWER:

         D. R. Horton, Inc.
         1901 Ascension Boulevard
         Suite 100
         Arlington, Texas 76006
         Attn: David J. Keller
                   and
         Ted I. Harbour
         Facsimile No.: (817) 856-8249
         Telephone No.: (817) 856-8200

         LENDER:

         Barnett Bank, N.A.
         707 Mendham Boulevard
         Post Office Box 678267
         Orlando, Florida  32867-8267
         Attn:  Closing Department Manager
         Facsimile No.: (407) 658-3826
         Telephone No.: (407) 658-3815

         With a copy to:

         Winderweedle, Haines, Ward & Woodman, P.A.
         250 Park Avenue South, 5th Floor
         Post Office Box 880
         Winter Park, Florida  32790-0880
         Attn:  Victor E. Woodman, Esquire
         Facsimile No.: (407) 645-3728
         Telephone No.: (407) 246-8412

    Section 8.12. Termination by the Borrower.

    The Borrower may terminate this Agreement in its entirety by giving at least ten (10) days prior written notice of its intention to terminate and by payment in full of all Obligations. Upon the date of termination, the Borrower's obligation for the payment of the fee provided for in Section 2.8 hereof shall terminate.

    Section 8.13. Controlling Agreement.

    In the event any provision of this Agreement is inconsistent with any provision of any other document, whether heretofore executed, required or executed pursuant to this Agreement or otherwise, the provisions of this Agreement shall be controlling.

    Section 8.14. Titles.

    Titles to the sections of this Agreement are solely for the convenience of the parties hereto and are not an aid in the interpretation of this Agreement or any part thereof.

    Section 8.15. Counterparts.

    This Agreement may be executed in any number of counterparts and by the parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same Agreement.

    Section 8.16. Time is of the Essence.

    The parties agree that time shall be of the essence in interpreting each and every term and condition contained herein.

    Section 8.17. Waiver of Trial by Jury.

    The Borrower and the Lender knowingly, voluntarily and intentionally waive the right either may have to a trial by jury in respect of any litigation based hereon, or arising out of, under or in connection with the Loan Documents and any agreement contemplated to be executed in conjunction therewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of either party. This provision is a material inducement for the Lender entering into the Loan evidenced by the Loan Documents.

    IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

Signed, sealed and delivered
in the presence of:
                                               D. R. HORTON, INC., a Delaware
                                                corporation

/s/ TED I. HARBOUR
------------------------------------           By:/s/ DAVID J. KELLER
                                                  ------------------------------
/s/ STEPHAN P. PERISON                            David J. Keller,
------------------------------------              Executive Vice President

                                                         "Borrower"

                                                 BARNETT BANK, N.A., a national
                                                  banking association

/s/ DOROTHY MARIN
------------------------------------           By:/s/ FAYE CHANDRINOS
                                                  ------------------------------
/s/ BRYAN CORLEY                                  Faye Chandrinos
------------------------------------              As Its: Closing Officer

                                                          "Lender"

                               REQUEST FOR ADVANCE


On ____________________, D.R. HORTON, INC. (Borrower) requests of BARNETT BANK, N.A. (Lender) an advance of $_____________________; to be deposited into account number #____________________ maintained with Lender or wire transferred to the Borrower as follows: ---------------------------------------------------------.

Since the date of the last disbursement, and as of the date of this disbursement, the Borrower certifies to the Lender and attests that to the best of its knowledge and belief,

a) there has not been nor does there exist an adverse material change in their financial condition, on a consolidated basis;

b) there exists no Event of Default or Default as defined in that Restated Working Capital Line of Credit Agreement dated ____________ prior to or subsequent to this disbursement;

c) the Borrower, on a consolidated basis, is in compliance with those financial covenants, representations and warranties contained in that Restated Working Capital Line of Credit Agreement dated _______________;

d) Construction of the site work for Parcels Under Development and construction of improvements on the Dwelling Lots is progressing in a satisfactory manner, pursuant to that Restated Working Capital Line of Credit Agreement dated ____________________; and

e) all conditions precedent to the Borrower's right to receive the requested disbursement have been met in accordance with the terms and conditions of that Restated Working Capital Line of Credit Agreement dated
    __________________.

D.R. HORTON, INC., a Delaware corporation

By:______________________________________

============================================================= ==================
   S&P/Moody's Rating or Leverage Ratio as of the                  Applicable
   quarter end or most recently completed quarter                    Margin

------------------------------------------------------------- ------------------
                                                                     LIBOR +

Level I                               BBB - Baa3, or better             65
Level II                                     less than 1.25           72.5
Level III                             between 1.25 and 1.50             80
Level IV                              between 1.50 and 1.80             85
Level V                               between 1.80 and 2.35             95
Level VI                              between 2.35 and 2.60            110
============================================================= ==================